UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2005
U-Store-It Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32324 (Commission File Number)	20-1024732 (IRS Employer Identification Number)

6745 Engle Road Suite 300 Cleveland, OH (Address of principal executive offices)	44130 (Zip Code)
(440) 234-0700
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 3, 2005, U-Store-It Trust (the “Company”) and U-Store-It, L.P. entered into an Underwriting Agreement (the “Underwriting Agreement”) with Lehman Brothers Inc., as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”), pursuant to which the Company agreed to offer and sell and the Underwriters agreed to purchase 17,100,000 of the Company’s common shares of beneficial interest, par value $.01 per share in an underwritten public offering pursuant to an effective registration statement. The closing of this offering is expected to occur on or about October 7, 2005. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 2,565,000 common shares of the Company. This option was exercised in full on October 4, 2005. The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.
     Some of the Underwriters and their affiliates have engaged in commercial and investment banking transactions with the Company in the ordinary course of their business. Lehman Brothers Inc. and its affiliates are lenders under six of our existing fixed rate multi-facility mortgage loans. In addition, affiliates of Lehman Brothers Inc., Wachovia Capital Markets, LLC and Harris Nesbitt Corp., three of the Underwriters, are currently lenders under the Company’s $150 million secured revolving credit facility and will therefore receive a portion of the net proceeds from this offering through the anticipated repayment of indebtedness under the credit facility.
Item 9.01. Financial Statements and Exhibits.
                    (d) Exhibits.

1.1	Underwriting Agreement, dated as of October 3, 2005 by and among U-Store-It Trust, U-Store-It, L.P. and Lehman Brothers Inc., as representative of the several underwriters named in Schedule 1 thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust
Date: October 6, 2005	By:	/s/ Steven G. Osgood
Steven G. Osgood
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of October 3, 2005 by and among U-Store-It Trust, U-Store-It, L.P. and Lehman Brothers Inc., as representative of the several underwriters named in Schedule 1 thereto.

4